EXHIBIT 99.4

MANTECH INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 15, 2010, ManTech International Corporation (ManTech) completed the acquisition of all outstanding equity securities of Sensor Technologies Inc. (STI) for approximately $242.0 million in cash. The STI acquisition has been accounted for as a business combination using the acquisition method of accounting. Under the acquisition method of accounting, the initial purchase price was allocated to STI underlying assets and liabilities based on their fair values at the date of the acquisition. The excess of the purchase price over the underlying assets and liabilities was recorded as goodwill.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 has been prepared by management as if the STI acquisition had occurred on such date, given the same transaction parameters and credit facility level of $200.0 million. Accordingly, ManTech has recorded the estimated fair value of the assets acquired and liabilities assumed.

The unaudited pro forma condensed consolidated statements of income included in this report for the nine months ended September 30, 2009 and the twelve months ended December 31, 2008 have been prepared by management as if the STI acquisition had occurred on January 1, 2008.

The unaudited pro forma adjustments are based on management’s preliminary estimates of the value of the tangible and intangible assets and liabilities acquired. As a result, the actual adjustments may differ materially from those presented in these unaudited pro forma condensed consolidated financial statements. A change in the unaudited pro forma adjustments of the purchase price for the acquisition would primarily result in a reallocation affecting the value assigned to intangible assets. The income statement effect of these changes would depend on the nature and amount of the assets or liabilities adjusted.

The accompanying unaudited pro forma condensed consolidated statements of income and balance sheet have been prepared by management in accordance with rules prescribed by Article 11 of Regulation S-X. These pro forma condensed consolidated financial statements are provided for illustrative purposes only and are not intended to represent what the actual consolidated results of operations or the consolidated financial position of ManTech would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. No effect has been given for operational efficiencies that may have been achieved if the acquisition had occurred on January 1, 2008 or September 30, 2009.

This information should be read in conjunction with our Current Report on Form 8-K, filed with the SEC on January 19, 2010, ManTech’s historical financial statements and the accompanying notes in both our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2009, STI historical financial statements, and the accompanying notes that are included in this Current Report on Form 8-K/A.

MANTECH INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2009
(In Thousands)	ManTech International Corporation	Sensor Technologies Inc.	Pro Forma Adjustments		Pro forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,830	$18,497	$(42,665	) (a),(c)	$27,662
Receivables—net	363,972	51,591	—		415,563
Prepaid expenses and other	10,613	51	—		10,664

Total Current Assets	426,415	70,139	(42,665)		453,889
Property, plant and equipment—net	14,857	391			15,248
Goodwill	488,217	—	127,330	(a)	615,547
Other intangible assets—net	76,372	—	93,200	(b)	169,572
Other assets	25,262	46	665	(c)	25,973

TOTAL ASSETS	$1,031,123	$70,576	$178,530		$1,280,229

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Current portion of debt	$—	$—	$200,000	(c)	$200,000
Accounts payable and accrued expenses	120,688	48,655	—		169,343
Accrued salaries and related expenses	60,148	451	—		60,599
Billings in excess of revenue earned	8,476	—	—		8,476

Total Current Liabilities	189,312	49,106	200,000		438,418
Accrued retirement	20,517	—	—		20,517
Other long-term liabilities	7,463	—	—		7,463
Deferred income taxes non-current	33,590	—	—		33,590

TOTAL LIABILITIES	250,882	49,106	200,000		499,988

STOCKHOLDER’S EQUITY
Common stock ManTech International Corporation, Class A	225	—	—		225
Common stock ManTech International Corporation, Class B	136	—	—		136
Common stock Sensor Technologies Inc.	—	145	(145	) (a)	—
Additional paid-in capital	356,545	—	—		356,545
Treasury stock	(9,114)	—	—		(9,114)
Retained earnings	435,226	21,325	(21,325	) (a)	435,226
Accumulated other comprehensive loss	(149)	—	—		(149)
Unearned employee stock ownership plan shares	(2,628)	—	—		(2,628)

TOTAL STOCKHOLDER’S EQUITY	780,241	21,470	(21,470)		780,241

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,031,123	$70,576	$178,530		$1,280,229

See notes to pro forma condensed consolidated financial statements

MANTECH INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Nine months ended September 30, 2009
(In Thousands Except Per Share Amounts)	ManTech International Corporation	Sensor Technologies Inc.	Pro Forma Adjustments		Pro forma Combined
REVENUES	$1,478,268	$220,185	$(75	) (d)	$1,698,378
Cost of Services	1,218,112	198,566	(75	) (d)	1,416,603
General and administrative expenses	128,488	1,633	6,578	(b)	136,699

OPERATING INCOME	131,668	19,986	(6,578)		145,076
Interest expense	(921)	(2)	(3,123	) (c)	(4,046)
Interest income	161	60	—		221
Other income (expense), net	259	(3)	—		256

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	131,167	20,041	(9,701)		141,507
Provision for income tax	(48,919)		3,783	(b),(c)	(45,136)

INCOME FROM CONTINUING OPERATIONS	$82,248	$20,041	$(5,918)		$96,371

BASIC EARNINGS PER SHARE:
Basic earnings per share	$2.31				$2.71

Weighted average common shares outstanding	35,608				35,608

DILLUTED EARNINGS PER SHARE:
Dilluted earnings per share	$2.29				$2.68

Weighted average common shares outstanding	35,917				35,917

See notes to pro forma condensed consolidated financial statements

MANTECH INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Twelve months ended December 31, 2008
(In Thousands Except Per Share Amounts)	ManTech International Corporation	Sensor Technologies Inc.	Pro Forma Adjustments		Pro forma Combined
REVENUES	$1,870,879	$181,033	$(495	) (d)	$2,051,417
Cost of Services	1,565,198	168,629	(495	) (d)	1,733,332
General and administrative expenses	152,323	2,020	12,402	(b)	166,745

OPERATING INCOME	153,358	10,384	(12,402)		151,340
Interest expense	(3,978)	(1)	(9,183	) (c)	(13,162)
Interest income	812	171	—		983
Other income (expense), net	(233)	(2)	—		(235)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	149,959	10,552	(21,585)		138,926
Provision for income tax	(59,667)		8,418	(b),(c)	(51,249)

INCOME FROM CONTINUING OPERATIONS	$90,292	$10,552	$(13,167)		$87,677

BASIC EARNINGS PER SHARE:
Basic earnings per share	$2.58				$2.50

Weighted average common shares outstanding	35,028				35,028

DILLUTED EARNINGS PER SHARE:
Dilluted earnings per share	$2.55				$2.47

Weighted average common shares outstanding	35,459				35,459

See notes to pro forma condensed consolidated financial statements

MANTECH INTERNATIONAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed acquisition. The unaudited pro forma condensed consolidated balance sheet is based on the individual balance sheets of ManTech and STI and has been prepared to reflect the acquisition by ManTech of STI as if the acquisition had occurred on September 30, 2009. The unaudited pro forma condensed consolidated statements of income are based on the individual statements of income of ManTech and STI and combine the results of operations of ManTech and of STI for the nine months period ended September 30, 2009 and the year ended December 31, 2008 as if the acquisition had occurred on January 1, 2008 for both pro forma statements of income.

The STI acquisition has been accounted for as a business combination using the acquisition method of accounting under the Financial Accounting Standard Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations. Under the acquisition method of accounting, the initial purchase price was allocated to STI underlying assets and liabilities based on their fair values at the date of the acquisition. The excess of the purchase price over the underlying assets and liabilities was recorded as goodwill. Detailed information regarding the purchase price allocation will be included in the footnotes to our financial statements in our annual report on form 10-K for the year ended December 31, 2009.

2.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the allocation of the purchase price, including adjusting assets and liabilities to fair value and recognizing intangibles, with related changes in depreciation and amortization expense, and to reflect the effects of the financing necessary to complete the acquisition.

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

a) To reflect the purchase of STI as of September 30, 2009. We have assumed the same parameters of the transaction, including the $242.0 million purchase price and the elimination of the shareholders’ equity accounts of STI. The excess of the purchase price plus any working capital adjustments over the fair value of the net assets and liabilities acquired and other transaction costs has been classified as goodwill. Although we have performed this calculation at a date differing from the actual purchase date, goodwill and other amounts are expected to approximate actual results.

b) To reflect the fair value of the identifiable intangible assets. The following table sets forth the components of intangible assets associated with the acquisition of STI on January 15, 2010 (Amounts in Thousands):

	Preliminary Fair Value	Estimated Useful Life
Backlog	$7,750	1 year
Customer Relationships	85,200	20 years
Non-Compete Agreements	250	4 years

Total Intangible Assets	$93,200

Backlog and customer relationships represent the underlying relationships and agreements with STI’s existing customers. Non-compete agreements represent the amount of lost business that could occur if the sellers, in the absence on non-compete agreements, were to compete with the Company.

Also, pro forma adjustments have been made to reflect amortization of these identifiable intangible assets for the related periods. Intangible assets are being amortized using the pattern of benefits method.

c) To record the acquisition related borrowings under our credit facility of $200.0 million. Deferred financing fees of approximately $0.7 million were capitalized in conjunction with amending our revolving credit agreement.

Also, pro forma adjustments have been made to reflect additional interest expense had increased borrowings under our credit facility for the acquisition of STI been in place at the beginning of each period presented. This adjustment is not meant to be representative of the debt level that might have been required had the acquisition taken place at the beginning of the periods and is not indicative of past or future performance. The adjustments have been calculated by applying the average LIBOR rate for the nine months ended September 30, 2009 and the twelve months ended December 31, 2008, plus the applicable market-rate spread determined based on the Company’s leverage ratio calculation, with an assumed debt level of $200.0 million during each respective period.

All capitalized loan costs have been amortized over the expected life of the loan. Additional loan costs related to the amendment of our revolving credit agreement in connection with the STI acquisition have been amortized over the remaining expected life of the loan.

d) To offset the impact of work that STI subcontracted to ManTech during the periods presented in the pro forma statements of income.

3.	Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of ManTech common stock outstanding during the periods. The diluted weighted average number of shares does not include outstanding stock options if their inclusion would be anti-dilutive.